Inuvo Appoints Leading Ad Industry Executive Jonathan Bond and Senior Capital Markets Executive Kenneth Lee
to the Board of Directors

LITTLE ROCK, AR, March 28, 2022 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today announced the appointments of two new independent members to the Board of Directors: Jonathan Bond, a proven marketing and advertising thought leader and entrepreneur, as well as Kenneth Lee, an accomplished capital markets and investments executive and entrepreneur. The appointments of Mr. Bond and Mr. Lee increase the Board of Directors to six members.

Rich Howe, Chairman and Chief Executive Officer of Inuvo, commented, “We are pleased to welcome Jon and Ken to the Inuvo board where their respective experiences, relationships, and leadership complement the successful backgrounds of our current board members. Jon brings over 35 years of relevant sector expertise and is one of the industry’s most recognized thought leaders.  Ken brings an impressive track record and decades of experience in portfolio management and corporate finance. We believe their combined skills will support our continued growth as we further establish ourselves as an industry leader by leveraging our first-in-class AI platform. Moreover, we believe the additions of these two independent directors further reinforces our commitment to the highest levels of corporate governance.”

Mr. Bond previously served the Co-Founder and Chief Executive Officer of Kirshenbaum Bond Senecal & Partners LLC (“KBP”), a global advertising and marketing agency. Prior to KBP, Mr. Bond served as the Chief Executive Officer of Big Fuel (now part of Publicis), one of the world’s largest social media agencies that serves blue chip clients. He helped establish iballs, one of the first online media agencies, which sold to Microsoft in the early 2000s. He also co-founded Media Kitchen and Varick under the KBP umbrella. From 2015 to December 2016, Mr. Bond was the founder of Tomorro LLC, an innovation consultancy. From January 2017 to June 2018, Mr. Bond was the Co-Chairman at The Shipyard, a full-service advertising agency focused on data science, which acquired Tomorro LLC. From June 2017 to June 2020, Mr. Bond was the Chairman and director of SITO Mobile, Ltd. He is currently fractional CMO/partner of Blue Bear Protection, Lacure and Halo Collar and a member of the board of directors of Sonobi, Inc. Mr. Bond has had investments and/or board roles at White Ops, Compound (formerly known as Metamorphic Ventures), TZP Group, Victors and Spoils (now part of Havas), Simplifi, Appinions, Data Xu, BlackBook magazine and Klout. Mr. Bond received a Bachelor of Arts from Washington University (St. Louis).

Mr. Lee is a Senior Vice President at Ingalls & Snyder a registered investment advisor and broker-dealer in New York with over $8 billion in assets managed or advised firmwide, where he manages and co-manages customized portfolios for private clients, investment partnerships and institutions. Mr. Lee came to Ingalls in 2018 with a group of clients that trace back to Bridgehampton Capital Management LLC, which Mr. Lee founded in 2006, and merged into Tocqueville Asset Management in 2014. Prior to starting his own firm, Mr. Lee joined Salomon Brothers Asset Management (SBAM) in 1998 where he managed over $1 billion in convertible and corporate bonds in a multi-strategy hedge fund setting within SBAM. Prior to SBAM, Mr. Lee worked for Brown Brothers Harriman in sell-side equity research focusing on technology and financial services firms. In addition, he has had multiple leadership roles on non-profit boards and is a member of the board of directors of CCX Network, Inc., a private telecommunications identity startup. Mr. Lee has a B.A. in History from Wesleyan University and an M.B.A. in Finance and Management from the Stern School of Business, New York University.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed on March 17, 2022, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
David Waldman / Natalya Rudman
Crescendo Communications, LLC
Tel: (212) 671-1020
inuv@crescendo-ir.com

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